Filed Pursuant to Rule 424(b)(5)
Registration No. 333-151206

CALCULATION OF REGISTRATION FEE

Proposed
		Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to Be	Offering Price per	Aggregate Offering	Registration
Securities to Be Registered	Registered(1)	Share	Price(1)	Fee
Class B common stock, par value $.01	2,990,000	$43.00	$128,570,000	$7,174.21

(1)	Includes shares of Class B common stock to be sold upon exercise of the underwriter’s over-allotment option. See “Underwriting.”

PROSPECTUS SUPPLEMENT
(To Prospectus Dated May 28, 2008)

2,600,000 Shares

Class B Common Stock

Hubbell Incorporated is selling 2,600,000 shares of its Class B common stock, par value $0.01 per share.

Our Class B common stock is listed on the New York Stock Exchange under the symbol “HUB.B.” The last reported sale price of our Class B common stock on the New York Stock Exchange on October 28, 2009 was $44.05 per share.

Investing in our Class B common stock involves risks. See “Risk Factors” beginning on page S-4 of this prospectus supplement and on page 6 of the accompanying prospectus. You should also consider the risk factors described in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$43.00	$111,800,000
Underwriting discounts and commissions	$2.0425	$5,310,500
Proceeds, before expenses, to Hubbell	$40.9575	$106,489,500

We have granted the underwriters a 30-day over-allotment option to purchase up to an additional 390,000 shares of Class B common stock from us on the same terms and conditions as set forth above. If the underwriters exercise the over-allotment option in full, the total underwriting discounts and commissions will be $6,107,075 and the total net proceeds, before expenses, to us will be $122,462,925.

The underwriters are offering the shares of the Class B common stock as set forth under “Underwriting” in this prospectus supplement. The underwriters expect to deliver the shares of our Class B common stock to purchasers on or about November 3, 2009.

Joint Book-Running Managers

Morgan Stanley	J.P. Morgan

Co-Managers

BNY Mellon Capital Markets, LLC
               HSBC
                              Jesup & Lamont Securities Corporation
Wells Fargo Securities

October 28, 2009

About This Prospectus Supplement

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of the offering of the Class B common stock. The second part is the accompanying prospectus, which provides more general information, some of which may not be applicable to the offering of the Class B common stock. This prospectus supplement and the accompanying prospectus include important information about us and the Class B common stock that you should review before investing in the Class B common stock. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. Before investing in the Class B common stock, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information about us described under “Where You Can Find More Information” in the accompanying prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any term sheet we authorize that supplements this prospectus supplement. We have not, and the underwriters have not, authorized any person to provide you with different information. If any person other than us provides you with different or inconsistent information, you should not rely on it. We and the underwriters are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, properties, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise stated or the context otherwise requires, references in this prospectus supplement and accompanying prospectus to “Hubbell,” “we,” “us” and “our” are to Hubbell Incorporated, a Connecticut corporation, and its consolidated subsidiaries.

S-ii

Forward-Looking Statements

This document and the documents incorporated by reference herein contain “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about capital resources, performance and results of operations and are based on our reasonable current expectations. In addition, all statements regarding anticipated growth or improvement in operating results, anticipated market conditions and economic recovery are forward looking. Forward-looking statements may be identified by the use of words, such as “believe”, “expect”, “anticipate”, “intend”, “depend”, “should”, “plan”, “estimated”, “predict”, “could”, “may”, “subject to”, “continues”, “growing”, “prospective”, “forecast”, “projected”, “purport”, “might”, “if”, “contemplate”, “potential”, “pending,” “target”, “goals”, “scheduled”, “will likely be”, and similar words and phrases. Discussions of strategies, plans or intentions often contain forward-looking statements. Factors, among others, that could cause our actual results and future actions to differ materially from those described in forward-looking statements include, but are not limited to:

•	changes in demand for our products, market conditions, product quality, or product availability adversely affecting sales levels;

•	changes in markets or competition adversely affecting realization of price increases;

•	failure to achieve projected levels of efficiencies, cost savings and cost reduction measures, including those expected as a result of our lean initiative and strategic sourcing plans;

•	the expected benefits and the timing of other actions in connection with our enterprise-wide business system;

•	availability and costs of raw materials, purchased components, energy and freight;

•	changes in expected or future levels of operating cash flow, indebtedness and capital spending;

•	general economic and business conditions in particular industries or markets;

•	the anticipated benefits from the recently enacted Federal stimulus package;

•	regulatory issues, changes in tax laws or changes in geographic profit mix affecting tax rates and availability of tax incentives;

•	a major disruption in one of our manufacturing or distribution facilities or headquarters, including the impact of plant consolidations and relocations;

•	changes in our relationships with, or the financial condition or performance of, key distributors and other customers, agents or business partners;

•	impact of productivity improvements on lead times, quality and delivery of product;

•	anticipated future contributions and assumptions including changes in interest rates and plan assets with respect to pensions;

•	adjustments to product warranty accruals in response to claims incurred, historical experiences and known costs;

•	unexpected costs or charges, certain of which might be outside of our control;

•	changes in strategy, economic conditions or other conditions outside of our control affecting anticipated future global product sourcing levels;

•	ability to carry out future acquisitions and strategic investments in our core businesses and costs relating to acquisitions and acquisition integration costs;

•	future repurchases of common stock under our common stock repurchase programs;

•	changes in accounting principles, interpretations, or estimates;

S-iii

•	the outcome of environmental, legal and tax contingencies or costs compared to amounts provided for such contingencies;

•	adverse changes in foreign currency exchange rates and the potential use of hedging instruments to hedge the exposure to fluctuating rates of foreign currency exchange on inventory purchases; and

•	other factors described in our SEC filings.

Any such forward-looking statements are not guarantees of future performances, and actual results, developments and business decisions may differ from those contemplated by such forward-looking statements. These risks and uncertainties are discussed in more detail under “Risk Factors,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk” in our reports and other documents on file with the SEC. You may obtain copies of these documents as described under “Where You Can Find More Information” in the accompanying prospectus. We disclaim any duty to update any forward-looking statement, all of which are expressly qualified by the foregoing, other than as required by law.

S-iv

Summary

This summary is not complete and does not contain all of the information that you should consider before investing in our Class B common stock. You should read the entire prospectus supplement and accompanying prospectus carefully, including “Risk Factors” and our consolidated financial statements and related notes and the documents incorporated by reference herein.

Hubbell Incorporated

Hubbell was founded as a proprietorship in 1888 and was incorporated in Connecticut in 1905. We are primarily engaged in the design, manufacture and sale of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. Products are either sourced complete, manufactured or assembled by subsidiaries in the United States, Canada, Switzerland, Puerto Rico, Mexico, the People’s Republic of China, Italy, the United Kingdom, Brazil and Australia. We also participate in joint ventures in Taiwan and the People’s Republic of China, and maintain sales offices in Singapore, the People’s Republic of China, Mexico, South Korea and the Middle East.

Our Electrical segment (69%, 72%, 75% and 76% of consolidated revenues for the nine months ended September 30, 2009 and fiscal years 2008, 2007 and 2006, respectively) is comprised of businesses that sell stock and custom products, including standard and special application wiring device products, rough-in electrical products and lighting fixtures and controls, and other electrical equipment. The products are typically used in and around industrial, commercial and institutional facilities by electrical contractors, maintenance personnel, electricians, and telecommunications companies. In addition, certain businesses design and manufacture a variety of high voltage test and measurement equipment, industrial controls and communication systems used in the non-residential and industrial markets. Many of these products may also be found in the oil and gas (onshore and offshore) and mining industries. Certain lighting fixtures, wiring devices and electrical products also have residential applications. These products are primarily sold through electrical and industrial distributors, home centers, some retail and hardware outlets, and lighting showrooms. Special application products are sold primarily through wholesale distributors to contractors, industrial customers and original equipment manufacturers. High voltage products are sold primarily by direct sales to customers through its sales engineers.

Our Power segment (31%, 28%, 25% and 24% of consolidated revenues for the nine months ended September 30, 2009 and fiscal years 2008, 2007 and 2006, respectively) consists of operations that design and manufacture various transmission, distribution, substation and telecommunications products used by the utility industry. Certain of these products are also used in the civil construction and transportation industries. Products are sold to distributors and directly to users such as electric utilities, mining operations, industrial firms, construction and engineering firms.

Hubbell Incorporated is a Connecticut corporation. Our principal executive offices are located at 584 Derby Milford Road, Orange, Connecticut 06477-4024. Our main telephone number is (203) 799-4100.

Our website is www.hubbell.com. Information contained on our website is not a part of this prospectus supplement or the accompanying prospectus.

Recent Developments

On October 2, 2009, we completed the purchase of FCI Americas, Inc. (whose business is known as “Burndy®”) for consideration of approximately $360 million in cash (net of cash acquired) subject to certain adjustments (the “Burndy Acquisition”). Burndy, headquartered in Manchester, New Hampshire, is a leading North American manufacturer of connectors, cable accessories and tooling. Burndy serves commercial and industrial markets and utility customers primarily in the United States (with roughly 25% of sales in Canada, Mexico and Brazil). Burndy’s net sales in 2008 were approximately $225 million and operating profit margins were in the high teens. Burndy will continue to operate as a stand alone business unit as part of Hubbell’s electrical systems products for the foreseeable future. The acquisition was funded with approximately

$278 million of cash and $82 million of commercial paper, a portion of which we have subsequently repaid. The acquisition is expected to be accretive to earnings in 2010.

For the three months ended September 30, 2009, we reported net sales of $593.9 million, a decrease of 19% compared to the $734.8 million reported in the third quarter of 2008. Operating income in the third quarter of 2009 was $91.3 million, or 15.4% of net sales, compared with $103.3 million, or 14.1% of net sales, for the comparable period of 2008. Earnings per diluted share in the third quarter of 2009 were $1.01 or 14% below the $1.18 reported for the comparable period of 2008.

For the nine months ended September 30, 2009, net sales were $1,763.7 million, a decrease of 14% compared to the same period last year. Operating income was $215.2 million, or 12.2% of net sales, compared to $273.6 million, or 13.3% of net sales, for the comparable period of 2008. Earnings per diluted share for the first nine months of 2009 were $2.31 or 26% below the $3.11 reported for the equivalent period of 2008.

The Offering

Issuer	Hubbell Incorporated

Class B common stock offered	2,600,000 shares

Option to purchase additional shares of Class B common stock	We have granted the underwriters a 30-day over-allotment option to purchase up to an additional 390,000 shares of Class B common stock from us at the public offering price, less the underwriting discounts and commissions.

Class B common stock outstanding following this offering(1)	51,909,382 shares (52,299,382 shares if the underwriters’ over-allotment option is exercised in full). As of October 19, 2009, we also had 7,167,506 shares of Class A common stock outstanding (the Class B common stock and the Class A common stock are referred to herein, collectively, as the “common stock”).

New York Stock Exchange symbol for Class B common stock	“HUB.B”

Dividends	We intend to continue paying quarterly dividends on our Class A common stock and Class B common stock (currently, $.35 per share) after the offering. See “Dividend Policy.”

Voting Rights	Each holder of Class B common stock is entitled to one vote per share, and each holder of Class A common stock is entitled to 20 votes per share. With certain exceptions when the Class A common stock and Class B common stock vote separately under provisions of Connecticut law, the holders of record of Class A common stock and Class B common stock vote together as a single class.

Use of Proceeds	We estimate the net proceeds from this offering will be approximately $106.0 million ($122.0 million if the underwriters’ over-allotment option is exercised in full) after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for general corporate purposes, including the repayment of approximately $66 million in short-term commercial paper borrowings used to fund the Burndy Acquisition that remain outstanding as of the closing of this offering, which bear interest at rates less than 1%. See “Use of Proceeds.”

Certain U.S. federal income tax considerations for non-U.S. holders	For a discussion of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of shares of our Class B common stock by non-U.S. holders, see “Certain U.S. Federal Income Tax Considerations for Non-U.S. Holders.”

Risk Factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors that you should carefully consider before deciding to invest in our Class B common stock.

Transfer Agent and Registrar	Mellon Investor Services LLC.

(1)	The number of shares of Class B common stock to be outstanding after this offering is based on 49,309,382 shares of Class B common stock outstanding as of October 19, 2009, and excludes 8,156,512 shares of Class B common stock issuable upon the exercise of outstanding stock options and stock appreciation rights and any shares reserved for issuance under our 2005 Incentive Award Plan and Deferred Compensation Plan for Directors.

Risk Factors

Investors should carefully consider the following risk factors and the risk factors and other information identified in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q or Current Reports on Form 8-K and all other information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus before investing in our Class B common stock. Any one or more of these risk factors could materially and adversely affect your investment in the Class B common stock.

Risks Relating to our Common Stock and this Offering

The Hubbell Trust and Roche Trust hold a significant portion of the combined voting power of our common stock, and their interests may differ from the interests of other stockholders.

As of October 19, 2009, the Hubbell Trust and Roche Trust (the “Trusts”) collectively hold approximately 48.7% of our Class A common stock, representing approximately 36.2% of the voting power represented by all outstanding shares of our common stock (see “Description of Capital Stock” for more information on the relative voting rights of the Class A common stock and Class B common stock). Because the Trusts have common trustees and purposes, and substantially the same beneficiaries, the Trusts are likely to vote their shares together.

The Trusts thus are in a position to influence any matters that are brought to a vote of the holders of our common stock, including, among others, the election of the board of directors, any amendments to our charter documents, and to defeat any such matters requiring a two-thirds class vote of the Class A common stock under Connecticut law. Without the support of the Trusts, certain transactions, such as mergers, tender offers, sales of assets and business combinations that could give stockholders the opportunity to realize a premium over the then-prevailing market prices for shares of our common stock, may be more difficult or impossible to consummate. The interests of the Trusts may differ from the interests of other stockholders, including the interests of the holders of the Class B common stock.

The Trusts have not agreed, in connection with this offering, to any limitation on their ability to sell or otherwise dispose of shares of Class A common stock owned or held by them.

The market price of our Class B common stock may be subject to fluctuation.

The market price of our Class B common stock may fluctuate substantially due to a variety of factors, many of which are beyond our control. These factors include, among others, our financial performance failing to meet the expectations of securities analysts or investors, changes in financial estimates or recommendations by securities analysts, material announcements by us or our competitors, changes in governmental regulations or proposals, general and industry-specific economic conditions, departure of key personnel, public sales of a substantial number of shares of our common stock and general market conditions. Stock markets in general have experienced volatility that has at times been unrelated to the operating performance of particular companies. Broad market fluctuations may adversely affect the market price of our Class B common stock and cause the value of your investment to decline.

Anti-takeover provisions could negatively impact our stockholders.

Connecticut law, our charter documents and our amended and restated rights agreement contain certain provisions that may make it difficult for another company to acquire control of us or have the effect of discouraging a third party from attempting to acquire control of us. Such a result could occur even if a change of control would be beneficial to our existing stockholders or if many or even a majority of our stockholders believe a takeover is in their best interest. For example, our board of directors is authorized to issue series of preferred stock without any action on the part of our holders of common stock. Although these provisions are intended to encourage any person interested in acquiring us to negotiate with and obtain the approval of our board of directors in connection with the transaction, these provisions nonetheless could impede a merger, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer for our common stock, which, under certain circumstances, could reduce the market price of our Class B common stock. See “Description of Capital Stock.”

You may not receive the level of dividends provided for in our dividend policy or any dividends at all.

Dividend payments are not mandatory or guaranteed, and holders of our Class B common stock do not have any legal right to receive, or require us to pay, dividends. Our board of directors may, in its sole discretion, decrease the level of dividends provided for in our dividend policy or entirely discontinue the payment of dividends. Future dividends with respect to shares of our Class B common stock depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions, business opportunities, provisions of applicable law and other factors that our board of directors may deem relevant.

Additional issuances of our common stock would dilute the ownership position of existing stockholders and could adversely affect the market price and earnings per share of our common stock.

We are not restricted from issuing additional shares of our common stock or securities convertible into, or exchangeable for, common stock at prices that may not be the same as the price per share in this offering. We have an effective shelf registration statement under which additional shares of our common stock and other securities may be offered. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering. If the price per share at which we sell additional shares of our common stock or related securities in future transactions is less than the price per share in this offering, investors who purchase our Class B common stock in this offering will suffer a dilution of their investment.

We may allocate the net proceeds from this offering in ways that you and other stockholders may not approve.

We intend to use the net proceeds from this offering for general corporate purposes, including the repayment of approximately $66 million in short-term commercial paper borrowings used to fund the Burndy Acquisition that remain outstanding as of the closing of this offering, which bear interest at rates less than 1%. As a result, our management will have broad discretion in the application of a portion of the net proceeds from this offering and could spend the proceeds in ways that do not necessarily improve our long-term financial performance results or enhance the value of our Class B common stock. Accordingly, you will be relying on the judgment of our management and board of directors with regard to the use of these proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The proceeds may be invested in a way that does not yield a favorable, or any, return for our company.

Use of Proceeds

We estimate the net proceeds from this offering will be approximately $106.0 million ($122.0 million if the underwriters’ over-allotment option is exercised in full) after deducting the underwriting discount and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for general corporate purposes, including the repayment of approximately $66 million in short-term commercial paper borrowings used to fund the Burndy Acquisition that remain outstanding as of the closing of this offering. These commercial paper borrowings bear interest at rates less than 1%. See “Underwriting.”

Price Range of Class B Common Stock

Our Class B common stock is listed on the New York Stock Exchange under the symbol “HUB.B.” The following table sets forth the high and low closing sales prices of shares of our Class B common stock as reported on the NYSE.

	High	Low

2007
First Quarter	$50.11	$43.39
Second Quarter	$57.10	$48.25
Third Quarter	$58.15	$50.97
Fourth Quarter	$58.11	$50.04
2008
First Quarter	$50.56	$42.40
Second Quarter	$48.63	$39.87
Third Quarter	$44.65	$33.57
Fourth Quarter	$36.64	$25.88
2009
First Quarter	$34.60	$22.15
Second Quarter	$36.58	$27.80
Third Quarter	$43.03	$31.64
Fourth Quarter (through October 28, 2009)	$46.35	$40.67

On October 28, 2009, the closing sales price of our Class B common stock on the New York Stock Exchange was $44.05 per share. As of October 19, 2009, there were 49,309,382 shares of our Class B common stock outstanding, held by approximately 2,837 holders of record. This figure does not reflect persons or entities who hold the Class B common stock in nominee or “street” name through various brokerage firms.

Dividend Policy

From fiscal year 2001 until the second quarter of fiscal year 2008, we paid quarterly dividends of $.33 per share on our Class A and Class B common stock. Since the third quarter of fiscal year 2008, we have paid quarterly dividends of $.35 per share on our Class A and Class B common stock. Following the completion of the offering, we intend to continue paying quarterly dividends of $.35 per share in respect of our Class A common stock and Class B common stock. However, any future determination to pay cash dividends and the amount thereof will be at the discretion of our board of directors, subject to applicable limitations under Connecticut law and the recommendations of our Finance Committee, and will depend upon our results of operations, financial condition, contractual restrictions and other factors deemed relevant by our board of directors.

We cannot assure you that we will continue to pay dividends at the historical level described above or at all. Dividend payments are not mandatory or guaranteed, and holders of our common stock do not have any legal right to receive, or require us to pay, dividends. Our board of directors may decrease the level of dividends below the historical levels set forth above, or discontinue entirely the payment of dividends.

Capitalization

The following table sets forth our consolidated capitalization as of September 30, 2009 on:

•	an actual basis;

•	an as adjusted basis to give effect to the closing of the Burndy Acquisition on October 2, 2009 and the financing thereof (see “Summary — Recent Developments”); and

•	a further as adjusted basis to give effect to this offering of Class B common stock (assuming the underwriters’ over-allotment option is not exercised), the repayment and reborrowing of commercial paper subsequent to October 2, 2009 as described in footnote (1) below and the application of the net proceeds from this offering of $106.0 million as described in “Use of Proceeds.”

The information presented in this table should be read in conjunction with, and is qualified in its entirety by reference to, the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including our consolidated financial statements and related notes incorporated by reference herein.

	As of September 30, 2009
		As Adjusted
		for Burndy
		Acquisition	As Further
		and Related	Adjusted
	Actual	Financing	for Offering
	(Amounts in millions)

Cash and cash equivalents(1)	$412.4	$133.7	$157.7

Short-term debt
Commercial paper(1)	$—	$82.0	$—

Total short-term debt	—	82.0	—

Long-term debt
6.375% senior notes due 2012	$200.0	$200.0	$200.0
5.950% senior notes due 2018	300.0	300.0	300.0

Total long-term debt(2)	497.5	497.5	497.5

Total debt	$497.5	$579.5	$497.5

Shareholders’ equity
Common stock, par value $0.01
Class A — 50.0 shares authorized; 7.2 shares issued and outstanding	$0.1	$0.1	$0.1
Class B — 150.0 shares authorized; 49.3 shares issued and outstanding on an actual basis; 51.9 shares issued and outstanding on an as adjusted basis	0.5	0.5	0.5
Additional paid-in capital	29.7	29.7	135.7
Retained earnings	1,179.2	1,179.2	1,179.2
Total accumulated other comprehensive loss	(87.0)	(87.0)	(87.0)

Total Hubbell shareholders’ equity	1,122.5	1,122.5	1,228.5

Total capitalization	$1,620.0	$1,702.0	$1,726.0

(1)	Our commercial paper borrowings as of the date of this prospectus supplement are approximately $66 million, which amount reflects repayments from cash and reborrowings subsequent to the closing of the Burndy Acquisition on October 2, 2009 that are not reflected in the above table.

(2)	Includes unamortized discount. In May 2009, we entered into a three-year interest rate hedge to swap the $200 million 6.375% fixed rate debt maturing May 2012 to floating rate debt. Because the swap is a fair value hedge, it is recorded in the consolidated statement of financial position as a non-current liability with a fair value of $0.2 million as of September 30, 2009 and with an offsetting adjustment to long-term debt.

Description of Capital Stock

The following description of common stock and preferred stock is not complete and may not contain all the information you should consider before investing in our Class B common stock. This description is summarized from, and qualified in its entirety by reference to, our restated certificate of incorporation and our amended and restated bylaws, each as amended from time to time, which have been publicly filed with the SEC. See “Where You Can Find More Information” in the accompanying prospectus.

Our authorized capital stock consists of:

•	200,000,000 shares of common stock, par value $0.01 per share, divided into two classes consisting of 50,000,000 shares of Class A common stock and 150,000,000 shares of Class B common stock; and

•	5,891,097 shares of preferred stock, par value $0.01 per share, of which 56,000 shares are designated as Series A Junior Participating Preferred Stock (“Series A Preferred Stock”) and 280,000 shares are designated as Series B Junior Participating Preferred Stock (“Series B Preferred Stock”).

As of October 19, 2009, there were 7,167,506 shares of our Class A common stock outstanding, 49,309,382 shares of Class B common stock outstanding and no preferred stock outstanding.

Common Stock

We have two separate authorized classes of common stock, par value $0.01 share, designated as Class A common stock and Class B common stock. With certain exceptions when the Class A common stock and Class B common stock vote separately under provisions of Connecticut law, the holders of record of Class A common stock and Class B common stock vote together as a single class. Each holder of our Class A common stock is entitled to 20 votes per share and each holder of Class B common stock is entitled to one vote per share, upon all matters to be voted upon by our stockholders. In all other respects, whether as to dividends or upon liquidation, dissolution or winding up of our company, holders of our common stock have identical rights and privileges, subject to the preferential rights of holders of our outstanding preferred stock, if any, except that dividends may be declared and paid on shares of Class A common stock in shares of Class B common stock. See “Dividend Policy” for information regarding our dividend policy for our common stock.

Preferred Stock

Pursuant to our restated certificate of incorporation, our board of directors may, by resolution and without further action or vote by our stockholders, provide for the issuance of up to 5,891,097 shares of preferred stock from time to time in one or more series having dividend rates, voting rights, liquidation rights, redemption prices, sinking fund provisions, conversion rights and such other designations, preferences, rights, qualifications, limitation or restrictions, as the board of directors may determine; provided, however, that all shares of preferred stock constitute one and the same class and shall be of equal rank, regardless of series, in respect of the payment of dividends and distributions in liquidation.

Each share of Series A Preferred Stock or Series B Preferred Stock will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of $10.00 per share but will be entitled to an aggregate dividend of 1,000 times the dividend declared per share of common stock. In the event of liquidation, the holders of the Series A Preferred Stock or Series B Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share (plus any accrued but unpaid dividends) but will be entitled to an aggregate payment of 1,000 times the payment made per share of Class A common stock or Class B common stock, respectively. Each share of Series A Preferred Stock will have 20,000 votes and each share of Series B Preferred Stock will have 1,000 votes, voting together with the common stock. In the event of any merger, consolidation, transfer of assets or earning power or other transaction in which shares of common stock are converted or exchanged, each share of Series A Preferred Stock or Series B Preferred Stock will be entitled to receive 1,000 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions.

As of October 19, 2009, 56,000 shares have been designated as Series A Preferred Stock and 280,000 shares have been designated as Series B Preferred Stock, in each case none of which is outstanding.

Rights

We have an amended and restated rights agreement under which holders of Class A common stock have Class A rights and holders of Class B common stock have Class B rights (collectively, “rights”). These rights become exercisable after a specified period of time only if a person or group of affiliated persons acquires beneficial ownership of 20% or more of our outstanding Class A common stock or announces or commences a tender or exchange offer that would result in the offeror acquiring beneficial ownership of 20% or more of our outstanding Class A common stock. Each Class A right entitles the holder to purchase from the company one one-thousandth of a share of Series A Preferred Stock, without par value, at a price of $175.00 per one one-thousandth of a share. Similarly, each Class B right entitles the holder to purchase one one-thousandth of a share of Series B Preferred Stock, without par value, at a price of $175.00 per one one-thousandth of a share.

We may redeem these rights for $.01 per right prior to the day a person or group of affiliated persons acquires 20% or more of our outstanding Class A common stock. The rights will expire in December 31, 2018 (the “Final Expiration Date”), unless the Final Expiration Date is advanced or extended or unless the rights are earlier redeemed or exchanged by us. Shares of Series A Preferred Stock or Series B Preferred Stock purchasable upon exercise of the rights will not be redeemable. Upon the occurrence of certain events or transactions specified in the amended and restated rights agreement, each holder of a right will have the right to receive, upon exercise, that number of shares of our common stock or the acquiring company’s shares having a market value equal to twice the exercise price. See our Form 8-A/A filed with the SEC on December 17, 2008, which contains a more complete description of our amended and restated rights agreement.

Connecticut Anti-Takeover Law

We are subject to the provisions of Section 33-844 of the Connecticut General Statutes, which prohibits a Connecticut corporation from engaging in a “business combination” with an “interested shareholder” for a period of five years after the date on which the person became an interested shareholder, unless the business combination or the purchase of stock by which such person became an interested shareholder is approved by the corporation’s board of directors, and by a majority of its non-employee directors, before the date on which such person became an interested shareholder.

We are also subject to Sections 33-841 and 33-842 of the Connecticut General Statutes. Subject to certain exceptions, these provisions generally require business combinations of a Connecticut corporation with, or otherwise involving, an interested shareholder, or an affiliate or associate of an interested shareholder, to be approved by the corporation’s board of directors and then by the affirmative vote of at least (1) the holders of 80% of the voting power of the outstanding shares of the corporation’s voting stock and (2) the holders of two-thirds of the voting power of the outstanding shares of the corporation’s voting stock, excluding the voting stock held by the interested shareholder who is, or whose affiliate or associate is, a party to the business combination or held by an affiliate or associate of the interested shareholder. A “business combination” generally includes, among other transactions involving the corporation or any subsidiary with (or providing specified financial benefits to) an interested shareholder or an affiliate or associate of an interested shareholder, mergers, consolidations and share exchanges, asset sales and other asset dispositions, some types of stock issuances and reclassifications, and the adoption of any resolution or plan for the liquidation or dissolution of the corporation or any subsidiary. Subject to certain qualifications, an “interested shareholder” is a person that beneficially owns 10% or more of the corporation’s voting power, or is an affiliate of the corporation and beneficially owned 10% or more of the corporation’s voting power within a specified period before the date of the transaction.

We are further subject to Section 33-756(d) of the Connecticut General Statutes, which requires directors acting with respect to mergers, share exchanges, asset sales and other specified transactions to consider, in determining what they reasonably believe to be in the best interests of the corporation, (1) the long-term as well as short-term interests of the corporation, (2) the long-term as well as short-term interests of stockholders, including the possibility that those interests may be best served by the continued independence of the corporation, (3) the interests of the corporation’s employees, customers, creditors and suppliers and (4) community and societal considerations, including those of any community in which any office or other facility of the corporation is located.

Certain U.S. Federal Income Tax Considerations For Non-U.S. Holders

The following discussion is a summary of the material U.S. federal income tax considerations generally applicable to non-U.S. holders (as defined below) of the acquisition, ownership and disposition of our Class B common stock (“common stock”) issued pursuant to this offering. This discussion is not a complete analysis of all the potential U.S. federal income tax consequences relating thereto, nor does it address any tax consequences arising under any state, local or non-U.S. tax laws or any other U.S. federal tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), all as in effect as of the date of this offering. These authorities are subject to differing interpretations and may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of our common stock, or that any such contrary position would not be sustained by a court.

This discussion is limited to non-U.S. holders who purchase our common stock issued pursuant to this offering and who hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations that may be relevant to a particular holder in light of that holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including, without limitation, former U.S. citizens or residents, partnerships and other pass-through entities, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, persons subject to the alternative minimum tax, persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation, persons that actually or constructively own 5% or more of our common stock, and persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS.

For purposes of this discussion, a non-U.S. holder is any beneficial owner of our common stock that is not a “U.S. person” for U.S. federal income tax purposes. A U.S. person is any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) or a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (1) if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust or (2) that has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (or other entity taxed as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock and partners in such partnerships are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them.

Distributions on our Common Stock

Distributions of cash or property on our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes first will constitute a return of capital and be applied against and reduce a holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain.

Dividends paid to a non-U.S. holder of our common stock that are not effectively connected with a U.S. trade or business conducted by such holder generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent a valid IRS Form W-8BEN (or applicable successor form) certifying such holder’s qualification for the reduced rate. This certification must be provided to us or our paying agent prior to the payment of dividends and may be required to be updated periodically. Non-U.S. holders that do not timely provide us or our paying agent with the required certification, but which qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding possible entitlement to benefits under a tax treaty.

If a non-U.S. holder holds our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on the common stock are effectively connected with such holder’s U.S. trade or business (and, if required by an applicable tax treaty, attributable to a permanent establishment (or, for an individual, a fixed base) maintained by the non-U.S. holder in the United States), the non-U.S. holder will be exempt from U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must furnish to us or our paying agent a valid IRS Form W-8ECI (or applicable successor form), certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the U.S.

Any dividends paid on our common stock that are effectively connected with a non-U.S. holder’s U.S. trade or business (and, if required by an applicable tax treaty, attributable to a permanent establishment (or, for an individual, a fixed base) maintained by the non-U.S. holder in the United States) generally will be subject to U.S. federal income tax on a net income basis in the same manner as if such holder were a U.S. person. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a 30% rate or such lower rate specified by an applicable tax treaty. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Gain on Sale or Disposition of our Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable tax treaty, attributable to a permanent establishment (or, for an individual, a fixed base) maintained by the non-U.S. holder in the United States);

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	our common stock constitutes a U.S. real property interest by reason of our status as a U.S. real property holding corporation (a “USRPHC”) during the relevant statutory period.

Unless an applicable tax treaty provides otherwise, gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis in the same manner as if such holder were a U.S. person. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a 30% rate or such lower rate specified by an applicable tax treaty. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Gain described in the second bullet point above generally will be subject to U.S. federal income tax at a flat 30% rate, but may be offset by U.S. source capital losses of the non-U.S. holder.

With respect to the third bullet point above, we believe that we currently are not a USRPHC, and we do not anticipate becoming a USRPHC in the future. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. In the event we do become a USRPHC, as long as our common stock is regularly traded on an established securities market, our common stock will be treated as U.S. real property interests only with respect to a non-U.S. holder that actually or constructively holds more than 5% of our common stock at any time during the shorter of the five year period preceding the date of disposition or the holder’s holding period.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of dividends on our common stock paid to such holder and the amount of any tax withheld with respect to those dividends, together with other information. These information reporting requirements apply even if no withholding was required because the dividends were effectively connected with the holder’s conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable tax treaty. This information also may be made available under a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established. Under certain circumstances, the Code imposes a backup withholding obligation (currently at a rate of 28%) on certain reportable payments. However, backup withholding generally will not apply to payments of dividends to a non-U.S. holder of our common stock provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or W-8ECI, or otherwise establishes an exemption.

Payments of the proceeds from a disposition by a non-U.S. holder of our common stock made by or through a non-U.S. office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) will apply to those payments if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period or a foreign partnership if at any time during its tax year (1) one or more of its partners are U.S. persons who hold in the aggregate more than 50% of the income or capital interest in such partnership or (2) it is engaged in the conduct of a U.S. trade or business, unless the broker has documentary evidence that the beneficial owner is a non-U.S. holder or an exemption is otherwise established, provided that the broker does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

Payment of the proceeds from a non-U.S. holder’s disposition of our common stock made by or through the U.S. office of a broker may be subject to information reporting. Backup withholding will apply unless the non-U.S. holder certifies as to its non-U.S. holder status under penalties of perjury, such as by providing a valid IRS Form W-8BEN or W-8ECI, or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. Non-U.S. holders should consult their tax advisors on the application of information reporting and backup withholding to them in their particular circumstances.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS.

Underwriting

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below have severally agreed to purchase and we have agreed to sell to them, severally, the number of shares of Class B common stock indicated below:

Number of
Name of Underwriter	Shares

Morgan Stanley & Co. Incorporated	1,105,000
J.P. Morgan Securities Inc.	975,000
BNY Mellon Capital Markets, LLC	130,000
HSBC Securities (USA) Inc.	130,000
Jesup & Lamont Securities Corporation	130,000
Wells Fargo Securities, LLC	130,000

Total	2,600,000

The underwriters are offering the shares of Class B common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of Class B common stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of Class B common stock offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

We have granted to the underwriters an over-allotment option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of an additional 390,000 in shares of Class B common stock at the public offering price set forth on the cover page of this prospectus supplement, less underwriting discounts and commissions. To the extent the over-allotment option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of Class B common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of Class B common stock listed next to the names of all underwriters in the preceding table. If the underwriters’ over-allotment option is exercised in full, the total price to the public would be $128.6 million, the total underwriters’ discounts and commissions would be $6.1 million and the total proceeds to us would be $122.5 million.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

Underwriting Discounts and Commissions, Concessions and Expenses

The underwriters initially propose to offer part of the shares of Class B common stock directly to the public at the public offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $1.161 per share under the public offering price. After the initial offering of the shares of Class B common stock, the offering price and other selling terms may from time to time be varied by the underwriters.

The following table shows the underwriting discounts and commissions that we will pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

	Without	With
	Over-allotment	Over-allotment
	Exercise	Exercise

Per Share	$2.0425	$2.0425
Total	$5,310,500	$6,107,075

We estimate that our expenses relating to this offering will total $500,000.

Lock-Up Agreements

We and our directors and executive officers have agreed during the period beginning on the date hereof and continuing until the date 90 days after the date of this prospectus supplement, and subject to specified exceptions, not to offer, sell, contract to sell or otherwise dispose of any shares of our common stock, any securities substantially similar to our common stock or any securities convertible into or exchangeable or exercisable for our common stock or substantially similar securities, without the prior written consent of Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc. on behalf of the several underwriters. Certain of our executive officers may sell an amount of restricted stock upon vesting in order to pay certain tax withholding obligations associated with such vesting.

The Trusts have not agreed, in connection with this offering, to any limitation on their ability to sell or otherwise dispose of shares of Class A common stock owned or held by them.

Stabilization and Related Transactions

In order to facilitate the offering of the Class B common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Class B common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the underwriters’ over-allotment option. The underwriters can close out a covered short sale by exercising the underwriters’ over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the underwriters’ over-allotment option. The underwriters may also sell shares in excess of the underwriters’ over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class B common stock in the open market after pricing that could adversely affect investors who purchase in the offering. In addition, to stabilize the price of the Class B common stock, the underwriters may bid for, and purchase, shares of Class B common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Class B common stock in the offering, if the syndicate repurchases previously distributed Class B common stock to cover syndicate short positions or to stabilize the price of the Class B common stock. These activities may raise or maintain the market price of the Class B common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

Sales Outside the United States

The shares may be offered and sold in the United States and certain jurisdictions outside the United States in which such offer and sale is permitted.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issuance or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Relationships with Underwriters

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the company, for which they received or will receive customary fees and expenses. Underwriters or their affiliates have been, or are, lenders under our credit facilities. J.P. Morgan Securities Inc., one of the underwriters, is a dealer under our commercial paper program and an affiliate of J.P. Morgan Securities Inc. acts as the issuing and paying agent. BNY Mellon Capital Markets, LLC, one of the underwriters, is an affiliate of The Bank of New York Trust Company, N.A., the trustee under the indenture governing certain of our debt securities and, as well as of Mellon Investor Services LLC, transfer agent and registrar for our common stock.

Legal Matters

The validity of the Class B common stock will be passed upon for us by Day Pitney LLP, Hartford, Connecticut. Certain other legal matters will be passed upon for us by Latham & Watkins LLP, New York, New York, and for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

Joel S. Hoffman, a member of our Board of Directors, is a retired partner of Simpson Thacher & Bartlett LLP.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in the accompanying Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

HUBBELL INCORPORATED

Common Stock
Preferred Stock
Debt Securities

We may offer and sell the securities in any combination from time to time in one or more offerings. The debt securities and preferred stock may be convertible into or exercisable or exchangeable for our common stock, our preferred stock or our other securities. This prospectus provides you with a general description of the securities we may offer.

Each time we sell securities we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.

We may sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods, on a continuous or delayed basis. The names of any underwriters will be included in the applicable prospectus supplement.

Investing in our securities involves risks. See the “Risk Factors” on page 6 of this prospectus, and any similar section contained in the applicable prospectus supplement concerning factors you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or completeness of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 28, 2008.

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ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the U.S. Securities and Exchange Commission, or the “SEC,” as a “well-known seasoned issuer” (as defined in Rule 405 under the Securities Act of 1933, as amended). By using a shelf registration statement, we may sell any amount and combination of our common stock, preferred stock and debt securities from time to time and in one or more offerings. Each time that we sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and the specific terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement, together with the additional information in this prospectus described under “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus, the applicable prospectus supplement and in any term sheet we authorize. We have not authorized any other person to provide you with different information. If any person provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the prospectus supplement is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, properties, financial condition, results of operations and prospects may have changed since those dates.

When we refer to “Hubbell,” “we,” “our” and “us” in this prospectus, we mean Hubbell Incorporated and its consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the holders of the applicable series of securities.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our web site address is http://www.hubbell.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as indicated below. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the terms of the offered securities and related matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as “the Exchange Act” in this prospectus, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including our Compensation Committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

•	Our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on February 25, 2008.

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed with the SEC on April 25, 2008.

•	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 17, 2008.

•	Our Current Reports on Form 8-K, filed with the SEC on January 9, 2008, February 19, 2008, April 18, 2008 and May 28, 2008.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Secretary
Hubbell Incorporated
584 Derby Milford Road
Orange, Connecticut 06477-4024
(203) 799-4100

Exhibits to the filings will not be sent unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

FORWARD-LOOKING STATEMENTS

This prospectus, any applicable prospectus supplement and the information incorporated herein and therein by reference may contain “forward-looking” statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about capital resources, performance and results of operations and are based on our reasonable current expectations. In addition, all statements regarding anticipated growth or improvement in operating results, anticipated market conditions and economic recovery are forward looking. Forward-looking statements may be identified by the use of words, such as “believe,” “expect,” “anticipate,” “intend,” “depend,” “should,” “plan,” “estimated,” “could,” “may,” “subject to,” “continues,” “growing,” “prospective,” “forecast,” “projected,” “purport,” “might,” “if,” “contemplate,” “potential,” “pending,” “target,” “goals,” “scheduled,” “will likely be,” and similar words and phrases. Discussions of strategies, plans or intentions often contain forward-looking statements. Factors, among others, that could cause our actual results and future actions to differ materially from those described in forward-looking statements include, but are not limited to:

•	changes in demand for our products, market conditions, product quality, product availability adversely affecting sales levels;

•	changes in markets or competition adversely affecting realization of price increases;

•	failure to achieve projected levels of efficiencies, cost savings and cost reduction measures, including those expected as a result of our lean initiative and strategic sourcing plans;

•	the expected benefits and the timing of other actions in connection with our enterprise-wide business system;

•	availability and costs of raw materials, purchased components, energy and freight;

•	changes in expected or future levels of operating cash flow, indebtedness and capital spending;

•	general economic and business conditions in particular industries or markets;

•	regulatory issues, changes in tax laws or changes in geographic profit mix affecting tax rates and availability of tax incentives;

•	a major disruption in one of our manufacturing or distribution facilities or headquarters, including the impact of plant consolidations and relocations;

•	changes in our relationships with, or the financial condition or performance of, key distributors and other major customers, agents or business partners;

•	impact of productivity improvements on lead times, quality and delivery of product;

•	anticipated future contributions and assumptions including changes in interest rates and plan assets with respect to pensions;

•	adjustments to product warranty accruals in response to claims incurred, historical experiences and known costs;

•	unexpected costs or charges, certain of which might be outside of our control;

•	changes in strategy, economic conditions or other conditions outside of our control affecting anticipated future global product sourcing levels;

•	ability to carry out future acquisitions and strategic investments in our core businesses and costs relating to acquisitions and acquisition integration costs;

•	future repurchases of common stock under our common stock repurchase programs;

•	changes in accounting principles, interpretations, or estimates;

•	the outcome of environmental, legal and tax contingencies or costs compared to amounts provided for such contingencies;

•	adverse changes in foreign currency exchange rates and the potential use of hedging instruments to hedge the exposure to fluctuating rates of foreign currency exchange on inventory purchases; and

•	other matters referred to in our SEC filings.

Any such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those contemplated by such forward-looking statements. These risks and uncertainties are discussed in more detail under “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our reports and other documents on file with the SEC. You may obtain copies of these documents as described under “Where You Can Find More Information” above. The Company disclaims any duty to update any forward-looking statement, all of which are expressly qualified by the foregoing, other than as required by law.

HUBBELL INCORPORATED

Hubbell was founded as a proprietorship in 1888 and was incorporated in Connecticut in 1905. Hubbell is primarily engaged in the design, manufacture and sale of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. Products are either sourced complete, manufactured or assembled by subsidiaries in the United States, Canada, Switzerland, Puerto Rico, Mexico, Italy, the United Kingdom, Brazil and Australia. Hubbell also participates in joint ventures in Taiwan and the People’s Republic of China, and maintains sales offices in Singapore, the People’s Republic of China, Mexico, South Korea and the Middle East.

Hubbell is a Connecticut corporation. Our principal executive offices are located at 584 Derby Milford Road, Orange, Connecticut 06477-4024. Our main telephone number is (203) 799-4100.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed after the date of this prospectus, and all other information contained or incorporated by reference in this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. See also “Forward-Looking Statements.”

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratios of earnings to fixed charges for Hubbell and its consolidated subsidiaries for the periods indicated.

	Three Months Ended March 31,				Year Ended December 31,
	2008		2007		2007		2006		2005		2004		2003

Ratio of Earnings to Fixed Charges	11.4	x	11.4	x	13.4	x	11.9	x	10.1	x	8.9	x	7.2x

For purposes of calculating the above ratios, “earnings” consist of income from continuing operations before income taxes and fixed charges. “Fixed charges” consist of interest expense (which includes interest on indebtedness and amortization of debt expense) and the portion of rents that Hubbell believes to be representative of the interest factor (one-third of rental expense).

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement. We may invest funds not required immediately for such purposes in short-term investment grade securities.

DESCRIPTION OF SECURITIES

We may issue from time to time, in one or more offerings, the following securities:

•	common stock;

•	preferred stock; and

•	debt securities.

We will set forth in the applicable prospectus supplement a description of the debt securities, preferred stock and common stock that may be offered under this prospectus. Any common stock or preferred stock that we offer may include rights to acquire our common stock or preferred stock under any shareholder rights plan then in effect, if applicable under the terms of any such plan. The terms of the offering of securities, the initial offering price and the net proceeds to us will be contained in the prospectus supplement and other offering material relating to such offer. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any prospectus supplement before you invest in any of our securities.

PLAN OF DISTRIBUTION

We may sell the securities from time to time:

•	through underwriters or dealers;

•	through agents;

•	directly to one or more purchasers; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in the applicable prospectus supplement.

VALIDITY OF SECURITIES

The validity of the securities offered by this prospectus will be passed upon for us by Latham & Watkins LLP, New York, New York, and, with respect to matters of Connecticut law, by Day Pitney LLP, Hartford, Connecticut.

In connection with particular offerings of the securities in the future, the validity of those securities may be passed upon for us by Latham & Watkins LLP, our General Counsel or such other counsel as may be specified in a prospectus supplement. Any underwriters will be advised about issues relating to any offering by their own counsel.

EXPERTS

The financial statements incorporated in this prospectus by reference to Hubbell Incorporated’s Current Report on Form 8-K dated May 28, 2008 and the financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Hubbell Incorporated for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

2,600,000 Shares

Class B Common Stock

October 28, 2009